Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-172235

October 17, 2012

UNITEDHEALTH GROUP INCORPORATED

$625,000,000 0.850% NOTES DUE OCTOBER 15, 2015

$625,000,000 1.400% NOTES DUE OCTOBER 15, 2017

$625,000,000 2.750% NOTES DUE FEBRUARY 15, 2023

$625,000,000 3.950% NOTES DUE OCTOBER 15, 2042

FINAL TERM SHEET

Dated October 17, 2012

Issuer:	UnitedHealth Group Incorporated

Expected Ratings*:	A3 / A / A-

Note Type:	SEC Registered (No. 333-172235)

Trade Date:	October 17, 2012

Settlement Date (T+ 3):	October 22, 2012

Title of Securities:	0.850% Notes Due October 15, 2015 (“2015 Notes”)
1.400% Notes Due October 15, 2017 (“2017 Notes”)
2.750% Notes Due February 15, 2023 (“2023 Notes”)
3.950% Notes Due October 15, 2042 (“2042 Notes”)

Maturity Date:	October 15, 2015 (2015 Notes)
October 15, 2017 (2017 Notes)
February 15, 2023 (2023 Notes)
October 15, 2042 (2042 Notes)

Principal Amount Offered:	$625,000,000 (2015 Notes)
$625,000,000 (2017 Notes)
$625,000,000 (2023 Notes)
$625,000,000 (2042 Notes)

Price to Public (Issue Price):	99.977% (2015 Notes)
99.880% (2017 Notes)
99.842% (2023 Notes)
97.730% (2042 Notes)

Interest Rate:	0.850% (2015 Notes)
1.400% (2017 Notes)
2.750% (2023 Notes)
3.950% (2042 Notes)

Interest Payment Dates:	April 15 and October 15, commencing April 15, 2013 (2015 Notes)
April 15 and October 15, commencing April 15, 2013 (2017 Notes)
February 15 and August 15, commencing February 15, 2013 (2023 Notes)
April 15 and October 15, commencing April 15, 2013 (2042 Notes)

Benchmark:	T 0.250% due 10/15/2015 (2015 Notes)
T 0.625% due 9/30/2017 (2017 Notes)
T 1.625% due 8/15/2022 (2023 Notes)
T 3.000% due 5/15/2042 (2042 Notes)

Benchmark Yield:	0.408% (2015 Notes)
0.775% (2017 Notes)
1.818% (2023 Notes)
2.982% (2042 Notes)

Spread to Benchmark:	45 basis points (2015 Notes)
65 basis points (2017 Notes)
95 basis points (2023 Notes)
110 basis points (2042 Notes)

Re-offer Yield:	0.858% (2015 Notes)
1.425% (2017 Notes)
2.768% (2023 Notes)
4.082% (2042 Notes)

Optional Redemption Provisions:	Make-whole call at any time at a discount rate of U.S. Treasury plus 10 basis points. (2015 Notes)

Make-whole call at any time at a discount rate of U.S. Treasury plus 10 basis points. (2017 Notes)

Prior to November 15, 2022, make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points; par call on and after November 15, 2022. (2023 Notes)

Prior to April 15, 2042, make-whole call at any time at a discount rate of U.S. Treasury plus 20 basis points; par call on and after April 15, 2042. (2042 Notes)

Special Mandatory Redemption Provisions:	The Company must redeem all of the 2015 Notes, the 2017 Notes, the 2023 Notes and the 2042 Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to (but not including) the date of redemption under the circumstances described in the Preliminary Prospectus Supplement dated October 17, 2012 under the heading “Description of the Notes—Special Mandatory Redemption.”

Change of Control:	If a change of control triggering event occurs, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to (but not including) the date of repurchase.

CUSIP:	91324P BX9 (2015 Notes)
91324P BY7 (2017 Notes)
91324P BZ4 (2023 Notes)
91324P CA8 (2042 Notes)

ISIN:	US91324PBX96 (2015 Notes)
US91324PBY79 (2017 Notes)
US91324PBZ45 (2023 Notes)
US91324PCA84 (2042 Notes)

Joint Book-Runners:	J.P. Morgan Securities LLC
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC
UBS Securities LLC
Wells Fargo Securities, LLC

Senior Co-Managers:	Barclays Capital Inc.
BNY Mellon Capital Markets, LLC
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
RBS Securities Inc.
U.S. Bancorp Investments, Inc.

Co-Managers:	BB&T Capital Markets, a division of Scott & Stringfellow, LLC
BMO Capital Markets Corp.
Credit Suisse Securities (USA) LLC
Fifth Third Securities, Inc.
KeyBanc Capital Markets Inc.
Loop Capital Markets LLC
PNC Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Goldman, Sachs & Co. at 1-866-471-2526, Morgan Stanley & Co. LLC at 1-866-718-1649, UBS Securities LLC at 1-877-827-6444, extension 561 3884, or Wells Fargo Securities, LLC at 1-800-326-5897.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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